SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Williams-Sonoma, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

3250 Van Ness Avenue

San Francisco, California 94109

www.williams-sonomainc.com

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

MEETING DATE:	Wednesday, May 18, 2005

TIME:	9:00 a.m. Pacific Daylight Time

PLACE:	Williams-Sonoma, Inc. 3250 Van Ness Avenue San Francisco, California 94109

ITEMS OF BUSINESS:	1) The election of our Board of Directors;

2)      The amendment and restatement of the Williams-Sonoma, Inc. 2001 Incentive Bonus Plan so that we may continue to use the 2001 Incentive Bonus Plan to achieve the company’s goals and continue to receive a federal income tax deduction for certain compensation paid under the 2001 Incentive Bonus Plan;

3) The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2006; and

4) Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

WHO CAN VOTE:	You may vote if you were a shareholder of record as of March 22, 2005.

DATE OF MAILING:	This notice, the Proxy Statement and the Annual Report are first being mailed to shareholders on or about April 20, 2005.

By Order of the Board of Directors

Seth R. Jaffe Secretary

YOUR VOTE IS IMPORTANT

Instructions for submitting your proxy are summarized in the Proxy Statement and on your proxy card. It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy via the Internet, by telephone, or mark, sign, date and promptly return the enclosed proxy card in the enclosed envelope. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

3250 Van Ness Avenue

San Francisco, California 94109

www.williams-sonomainc.com

PROXY STATEMENT FOR 2005 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Our Board of Directors is soliciting this Proxy Statement and the enclosed proxy card for use at our 2005 Annual Meeting of Shareholders, to be held on Wednesday, May 18, 2005 at 9:00 a.m. Pacific Daylight Time, and for any adjournment or postponement of the meeting. Our Annual Meeting will be held at our corporate headquarters located at 3250 Van Ness Avenue, San Francisco, California 94109. Our Annual Report to Shareholders for the fiscal year ended January 30, 2005, or fiscal 2004, including our financial statements for fiscal 2004, is also enclosed. These proxy materials are first being mailed to shareholders on or about April 20, 2005.

What is the purpose of the Annual Meeting?

Shareholders will be asked to vote on the following matters:

•	The election of our Board of Directors;

•	The amendment and restatement of our 2001 Incentive Bonus Plan so that we may continue to use the 2001 Incentive Bonus Plan to achieve the company’s goals and continue to receive a federal income tax deduction for certain compensation paid under the 2001 Incentive Bonus Plan;

•	The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2006; and

•	Such other business as may properly come before the meeting or any adjournment or postponement of the meeting, including shareholder proposals. At this time, we do not know of any other matters to be brought before the Annual Meeting.

Who may vote?

Only shareholders of record at the close of business on March 22, 2005, the record date, are entitled to receive notice of and to vote at the Annual Meeting. Each holder of our common stock will be entitled to one vote for each share of our common stock owned as of the record date. As of the record date, there were 115,423,823 shares of our common stock outstanding and entitled to vote, and there were 516 shareholders of record, which number does not include shares held in the name of a bank or brokerage firm. We do not have any outstanding shares of preferred stock.

How do I vote?

You may vote in person at the Annual Meeting, electronically by submitting your proxy through the Internet, by telephone or by returning the enclosed proxy card in the enclosed envelope before the Annual Meeting. Proxies properly executed, timely returned to us and not revoked will be voted in accordance with the instructions contained in the proxy. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed proxy will have discretionary authority to vote according to their best judgment.

How do I vote electronically or by telephone?

You may vote electronically by submitting your proxy through the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate your identity as a Williams-Sonoma, Inc. shareholder, to allow you to vote your shares and to confirm that your instructions have been properly recorded. Specific instructions to be followed for voting via the Internet or by telephone are summarized below in this Proxy Statement and on your proxy card.

Shares Registered Directly in the Name of the Shareholder

If your shares are registered directly in your name in our stock records maintained by our transfer agent, Wells Fargo Shareowner Services, then you may vote your shares:

•	on the Internet at www.eproxy.com/wsm/ ; or

•	by calling Wells Fargo Shareowner Services from within the United States at 800-560-1965.

Proxies for shares registered directly in your name that are submitted through the Internet or by telephone must be received before noon Pacific Daylight Time on Tuesday, May 17, 2005.

Shares Registered in the Name of a Brokerage Firm or Bank

If your shares are held in an account at a brokerage firm or bank, you should follow the voting instructions on your proxy card.

What if I return my proxy card directly to the company, but do not provide voting instructions?

If a signed proxy card is returned to us without any indication of how your shares should be voted, votes will be cast “FOR” the election of the directors named in this Proxy Statement; “FOR” the described amendment and restatement of our 2001 Incentive Bonus Plan; and “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2006.

How many votes must be present to hold the Annual Meeting?

Shareholders holding a majority of our outstanding shares as of the record date must be present in person or by proxy at the Annual Meeting so that we may transact business. This is known as a quorum. Shares that are voted in person or by the Internet, telephone or signed proxy card, and abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present for purposes of determining whether there is a quorum at the Annual Meeting.

What is a broker non-vote?

The term broker non-vote refers to shares that are held of record by a broker for the benefit of the broker’s clients but that are not voted at the Annual Meeting on certain non-routine matters set forth in New York Stock Exchange, or NYSE, Rule 402.08(B) because a broker did not receive instructions from the broker’s clients on how to vote the shares and, therefore, was prohibited from voting the shares.

What is cumulative voting and when does it occur?

Cumulative voting is a system of shareholder voting to elect directors that allows a shareholder to cast all of the shareholder’s votes for a single director or multiple directors. If a shareholder requests that cumulative voting take place, then every shareholder entitled to vote may cumulate votes for director nominees, and you will be entitled to cast as many votes as are equal to the number of shares owned by you as of the record date multiplied by the number of directors to be elected. To engage in cumulative voting, a shareholder entitled to vote at the Annual Meeting must give notice of the shareholder’s intention to cumulate votes before voting begins. If that occurs, you may cumulate votes only with respect to the election of director nominees whose names were placed in nomination prior to the voting for directors. Cumulative votes may be cast for one director nominee or distributed among two or more director nominees. For example, if you owned 100 shares of our common stock as of the record date and eight directors were being elected, you would have 800 votes (100 shares multiplied by eight directors) to cast for one or more of the director nominees at the Annual Meeting.

A director elected by cumulative voting only can be removed without cause by the same cumulative voting standards.

As of the date of this Proxy Statement, we have not received notice that any shareholder has requested the ability to cumulate votes for directors.

How many votes are needed to elect directors?

The nine director nominees receiving the highest number of votes at the Annual Meeting will be elected as directors. This is called a plurality. Your proxy will be voted in accordance with your instructions. If no instructions are given, the proxy holders will vote “FOR” each of the director nominees. Since directors are elected by a plurality, broker non-votes and abstentions will have no effect on the outcome of the election.

How many votes are needed to approve Proposals 2 and 3?

Proposal 2, amendment and restatement of our 2001 Incentive Bonus Plan, requires the affirmative vote of a majority of our outstanding shares of common stock. Proxy cards marked “abstain” and broker non-votes will have the effect of a “NO” vote on Proposal 2.

Proposal 3, ratification of independent registered public accounting firm, requires the affirmative vote of a majority of the shares represented and voting at the Annual Meeting and a majority of the quorum required to transact business at the Annual Meeting. Proxy cards marked “abstain” and broker non-votes are not counted as votes cast. Proxy cards marked “abstain” or broker non-votes will have the effect of a “NO” vote on Proposal 3 if the number of affirmative votes is a majority of the votes cast but does not constitute a majority of the quorum required to transact business at the Annual Meeting.

Are there any shareholder proposals this year?

No, we did not receive notice before December 16, 2004 of any shareholder proposals requesting inclusion in our proxy statement for our 2005 Annual Meeting or of any shareholder proposals to be raised at this year’s Annual Meeting.

What if I want to change my vote(s)?

You may revoke your proxy prior to the close of voting at the Annual Meeting by any of the following methods:

•	sending written notice of revocation to our Secretary;

•	sending a signed proxy card bearing a later date to our Secretary; or

•	attending the Annual Meeting, revoking your proxy and voting in person.

What is householding?

Householding is a cost-cutting procedure used by us and approved by the Securities and Exchange Commission, or SEC. Under the householding procedure, we send only one Annual Report and Proxy Statement to shareholders of record who share the same address and last name, unless one of those shareholders notifies us that the shareholder would like a separate Annual Report and Proxy Statement. A shareholder may notify us that the shareholder would like a separate Annual Report and Proxy Statement by phone at 415-421-7900 or at the following mailing address: 3250 Van Ness Avenue, San Francisco, California 94109, Attention: Annual Report Administrator. If we receive such notification that the shareholder wishes to receive a separate Annual Report and Proxy Statement, we will promptly deliver such Annual Report and Proxy Statement. A separate proxy card is included in the materials for each shareholder of record. If you wish to update your participation in householding, you may contact your broker or the mailing agent, ADP Investor Communication Services, at 800-542-1061.

What if I received more than one proxy card?

If you received more than one proxy card, it means that you have multiple accounts with brokers and/or our transfer agent. You must complete each proxy card in order to vote all of your shares. If you are interested in consolidating your accounts, you may contact your broker or our transfer agent, Wells Fargo Shareowner Services, at 800-468-9716.

Who pays the expenses incurred in connection with the solicitation of proxies?

We pay all of the expenses incurred in preparing, assembling and mailing this Proxy Statement and the materials enclosed. We have retained Skinner & Company to assist in the solicitation of proxies at an estimated cost to us of $6,000. Some of our officers or employees may solicit proxies personally or by telephone or other means. None of those officers or employees will receive special compensation for such services.

PROPOSAL 1

ELECTION OF DIRECTORS

What is this proposal?

This is a proposal to elect our Board of Directors.

How many members are on our Board?

Our Board consists of nine members who are elected annually.

Has the Board determined which directors are independent?

The Board has determined that Sanjiv Ahuja, Adrian D.P. Bellamy, Adrian T. Dillon, Jeanne P. Jackson, Michael R. Lynch and Richard T. Robertson do not have a material relationship with us and are independent within the meaning of the NYSE and SEC director independence standards, as currently in effect. Further, our Board committees satisfy the independence requirements of the NYSE. The Board’s independence determination was based on information provided by our directors and discussions among our officers and directors.

How often did our Board meet in fiscal 2004?

During fiscal 2004, our Board held a total of 6 meetings. Each incumbent director who was a member of our Board during fiscal 2004 attended at least 75% of the total of our Board meetings and the meetings held by all committees of the board on which such director served.

What is our policy for director attendance at the Annual Meeting?

Our policy is that directors who are up for election at our Annual Meeting should attend the Annual Meeting. Each of the incumbent directors who was a member of our Board during fiscal 2004 attended our 2004 Annual Meeting.

How can shareholders communicate with members of the Board?

Shareholders may send written communications to the Board or to any of the directors at the following address: Secretary, Williams-Sonoma, Inc., 3250 Van Ness Avenue, San Francisco, California 94109. All communications will be compiled by our Secretary and submitted to the Board or an individual director, as appropriate, on a periodic basis.

What will happen if a nominee is unwilling or unable to serve prior to the Annual Meeting?

Our Board has no reason to believe that any of the nominees will be unwilling or unable to serve as a director. However, should a nominee become unwilling or unable to serve, our Nominations and Corporate Governance Committee would recommend another person or persons to be nominated by our Board to stand for election, and your proxies would be voted for the person or persons selected by the committee.

How are the directors compensated?

Directors do not presently receive any cash compensation for their service on our Board or Board committees. As their exclusive compensation relating to Board and Board committee service, non-employee directors are awarded stock options. Specifically, we grant each non-employee director an option to purchase 13,500 shares of our common stock upon the non-employee director’s initial election to our Board. We also grant to each non-employee director on the date of the Annual Meeting an option to purchase 12,500 shares of the Company’s common stock (so long as the non-employee director has been serving on our board for at least three months). We also annually grant to the chairperson of the Audit Committee an option to purchase 3,000 shares of our common stock and to the chairpersons of the Compensation Committee and the Nominations and Corporate Governance Committee an option to purchase 1,000 shares of our common stock. The exercise price of these options is equal to the fair market value of our common stock on the last market trading day prior to the date of the option grant. These options granted to our non-employee directors and committee chair people vest one year from the date of grant. In addition, we reimburse travel expenses related to attending Board, committee or our business meetings and offer discounts on our merchandise to all non-employee directors and their immediate families.

Does the Board hold executive sessions?

It is the Board’s policy to have a separate meeting time for independent directors, typically during the regularly scheduled Board meetings. The executive sessions are led by the chairperson of the Nominations and Corporate Governance Committee of the Board, an independent director, who is currently Michael R. Lynch.

Are there any family or other special relationships among the director nominees and our executive officers?

No, there are no family relationships between any director nominee or executive officer and any other director nominee or executive officer. There are no arrangements or understandings between any director nominee or executive officer and any other person pursuant to which he or she has been or will be selected as our director and/or executive officer.

Were any incumbent directors not elected at the 2004 Annual Meeting?

Yes. Adrian T. Dillon was appointed to the Board on April 18, 2005. Mr. Dillon was identified by a third-party search firm that was retained by management in consultation with the Nominations and Corporate Governance Committee.

Information Regarding the Director Nominees

The following table sets forth information, as of April 20, 2005, with respect to each director nominee. Each director nominee furnished the biographical information set forth below.

Nominee	Director Since	Position with the Company and Recent Business Experience
W. Howard Lester	1979	• Chairman since 1986
Age 69		• Chief Executive Officer, 1979 – 2001
		• Director of Harold’s Department Stores, Inc. (retail sales)

Edward A. Mueller	1999	• Chief Executive Officer since 2003
Age 57		• President and Chief Executive Officer, Ameritech (telecommunications), 2000 – 2002
		• President, SBC International Operations (telecommunications), 1999 – 2000

Sanjiv Ahuja Age 48	2003	• Member of the Nominations and Corporate Governance Committee • Chief Executive Officer, Orange SA (wireless communications) since 2004
		• Chief Operating Officer, Orange SA, 2003 – 2004
		• Chief Executive Officer, Comstellar Technologies (telecommunications), 2000 – 2003
		• President, Telcordia Technologies (telecommunications), 1997 – 2000
		• Director of Mobistar S.A. (telecommunications)

Adrian D.P. Bellamy Age 63	1997	• Chairman of the Compensation Committee and member of the Audit and Nominations and Corporate Governance Committees
		• Executive Chairman and Director of The Body Shop International PLC (personal care products) since 2002
		• Chairman and Director of Reckitt Benckiser PLC (household, personal, health and food products)
		• Director of Gap, Inc. (clothing)

Nominee	Director Since	Position with the Company and Recent Business Experience
Patrick J. Connolly	1983	• Executive Vice President, Chief Marketing Officer since 2000
Age 58		• Executive Vice President, General Manager, Catalog, 1995 – 2000

Adrian T. Dillon	2005	• Member of the Audit Committee
Age 51		• Executive Vice President and Chief Financial Officer, Finance and Administration, Agilent Technologies, Inc. (technology testing and analysis solutions) since 2001
		• Executive Vice President and Chief Financial and Planning Officer, Eaton Corporation (diversified industrial manufacturing), 1997 – 2001

Jeanne P. Jackson	2003	• Member of the Audit and Compensation Committees
Age 53		• Founding Partner, MSP Capital (strategy and investment services) since 2002
		• President and Chief Executive Officer, Walmart.com (on-line retail), 2000 – 2002
		• President and Chief Executive Officer, Banana Republic, division of Gap, Inc. (clothing), 1995 – 2000
		• President and Chief Executive Officer, Gap Inc. Direct, division of Gap, Inc., 1998 – 2000
		• Director of:
		• McDonald’s Corporation (fast food)
		• Nike, Inc. (athletic apparel)
		• Nordstrom, Inc. (apparel)

Michael R. Lynch Age 53	2000	• Chairman of the Audit Committee and the Nominations and Corporate Governance Committee
		• GSC Partners (investment advisor) since 2005
		• Managing Director, Goldman, Sachs & Co. (investment banking), 1996 – 2005

Richard T. Robertson	2000	• Member of the Compensation Committee
Age 59		• President, Warner Bros. Domestic Television Distribution (entertainment) since 1989

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTORS LISTED ABOVE.

What is our Director Emeritus program, and when was it initiated?

In 2003, we initiated our Director Emeritus program for directors who have, in the opinion of the Board, provided long and meritorious service as members of the Board. Individuals who accept appointment to the position of Director Emeritus agree to provide advisory and consulting services on such business matters as the Board may determine. These individuals may attend meetings of the Board but do not vote on Board matters.

Information Regarding Directors Emeritus

The following table sets forth information, as of April 20, 2005, with respect to each Director Emeritus.

Director Emeritus	Director Emeritus Since	Position with the Company and Business Experience
Charles E. Williams	2003	• Director, 1973 – 2003
Age 89		• Vice Chairman, 1986 – 2003
		• Founder

James A. McMahan	2003	• Director, 1979 – 2003
Age 82		• Chief Executive Officer of McMahan Furniture Stores (furniture), 1947 – 1999

What are the committees of our Board?

Our Board has the following committees, with the following members as of April 20, 2005:

Committee and Members	Functions of Committee	Number of Meetings in Fiscal 2004
Audit: Michael R. Lynch, Chairman Adrian D.P. Bellamy Adrian T. Dillon Jeanne P. Jackson	• Monitors the integrity of financial reports and other financial information prepared by us; • Appoints and/or replaces any independent registered public accounting firm issuing an audit report or performing other audit, review or attest services; • Reviews the performance of our internal audit function, independent registered public accounting firm and our auditing, accounting and financial reporting procedures; • Monitors our compliance with legal and regulatory requirements; and • Monitors our system of internal controls.	6

Compensation: Adrian D.P. Bellamy, Chairman Jeanne P. Jackson Richard T. Robertson	• Reviews and determines our executive officers’ compensation; • Reviews and determines our general compensation goals and guidelines for our employees; • Reviews and determines our compensation policy for our non-employee directors; and • Administers certain of our compensation plans and provides assistance and recommendations with respect to other compensation plans.	3

Nominations and Corporate Governance: Michael R. Lynch, Chairman Sanjiv Ahuja Adrian D.P. Bellamy	• Reviews and recommends corporate governance policies; • Identifies and makes recommendations for nominees for director and considers criteria for selecting director candidates; • Considers shareholders’ director nominations; and • Evaluates the performance of our Chief Executive Officer and oversees the evaluation of the performance of our management and our Board.	3

Will our Nominations and Corporate Governance Committee consider nominees recommended by shareholders?

Yes, our Nominations and Corporate Governance Committee will consider nominees recommended by shareholders provided that such nominees are submitted pursuant to the procedures and timelines described in the “Nominations and Corporate Governance Committee Report” and “Shareholder Proposals” sections of this Proxy Statement.

Are there any disclosures relating to Compensation Committee interlocks and insider participation?

During fiscal 2004, none of our executive officers served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

PROPOSAL 2

AMENDMENT AND RESTATEMENT OF OUR 2001 INCENTIVE BONUS PLAN

What is this proposal?

This is a proposal asking shareholders to approve the amended and restated 2001 Incentive Bonus Plan, to be effective as of January 25, 2006, so that we may continue to use the 2001 Incentive Bonus Plan to achieve the company’s goals and continue to receive a federal income tax deduction for certain compensation paid under the 2001 Incentive Bonus Plan. Shareholders approved the 2001 Incentive Bonus Plan in 2001. In order for the company to continue to receive federal income tax deductions for all compensation paid under the 2001 Incentive Bonus Plan after the current plan expires, we must obtain new shareholder approval before bonuses that are earned in fiscal year 2006 are paid out in fiscal year 2007. The amended and restated plan is attached to this Proxy Statement as Exhibit A.

Has our Board approved the amended and restated plan?

On March 15, 2005, the Compensation Committee of our Board of Directors approved the amended and restated 2001 Incentive Bonus Plan, subject to approval from our shareholders at the Annual Meeting. If shareholders do not approve the amended and restated 2001 Incentive Bonus Plan, the current 2001 Incentive Bonus Plan will continue in effect as currently in place through fiscal year 2005 and will terminate pursuant to its terms. Also, if shareholders do not approve the amended and restated 2001 Incentive Bonus Plan, the company may not be entitled to a deduction for certain incentive compensation paid to our Chief Executive Officer and four other most highly compensated executive officers after the current 2001 Incentive Bonus Plan expires. Our named executive officers have an interest in this proposal.

What changes are being made to the current plan?

The current plan has been changed to add to the performance goals available under the plan. The performance goals available under the amended and restated 2001 Incentive Bonus Plan, the achievement of which determines the bonuses paid under the plan, will closely reflect those available under the company’s 2001 Long-Term Incentive Plan. The amended and restated 2001 Incentive Bonus Plan also allows the Compensation Committee to adjust any of the performance goals applicable to an award to reflect extraordinary expenses or changes in accounting rules. In addition, the maximum award available under the plan has been increased to the lesser of $3,000,000 or 300% of each participant’s annual base salary in effect on the first day of the first fiscal year in the award period, multiplied by the number of complete or partial fiscal years in the award period. The plan has also been changed to remove language particular to the participation of Dale Hilpert, the company’s former Chief Executive Officer and to remove language relating to non-executive officers, as non-executive officers will not participate in the amended and restated 2001 Incentive Bonus Plan, but will receive bonuses pursuant to separate arrangements. Lastly, the term of the amended and restated 2001 Incentive Bonus Plan has been extended so that it will continue in place until the first company shareholder meeting held in 2010, unless it is re-approved by the company’s shareholders at or before such meeting or is earlier terminated by the Board of Directors.

SUMMARY OF THE AMENDED AND RESTATED PLAN

The following questions and answers provide a summary of the principal features of the amended and restated 2001 Incentive Bonus Plan and its operation. This summary is qualified in its entirety by the amended and restated 2001 Incentive Bonus Plan attached hereto as Exhibit A.

What is the purpose of the plan?

The 2001 Incentive Bonus Plan is intended to motivate and reward participants by making a significant portion of their cash compensation directly dependent upon achieving the company’s objectives. The 2001 Incentive Bonus Plan accomplishes this by providing additional compensation to the company’s executive officers as an incentive to attain the company’s goals. The 2001 Incentive Bonus Plan also functions as a retention tool, helping to ensure the continued availability of the services of the executive officers to the company.

The 2001 Incentive Bonus Plan also is designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Under Section 162(m), the company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer or any of the other four most highly compensated executive officers to the extent that any of these persons receives more than $1 million in any one year. However, the company may deduct compensation in excess of $1 million if it qualifies as performance-based compensation under Section 162(m). Payments under the 2001 Incentive Bonus Plan are intended to qualify as performance-based compensation, thereby permitting the company to receive a federal income tax deduction for the payment of incentive compensation.

Who administers the plan?

The 2001 Incentive Bonus Plan is administered by a committee (the “Committee”) of the company’s Board of Directors, consisting of two or more directors. The members of the Committee must qualify as “outside directors” under Section 162(m) for purposes of qualifying compensation under the plan as performance-based compensation. Currently, the Committee administering the plan is the Compensation Committee of the Board of Directors.

What are the powers of the Committee?

The Committee has full power to administer the plan, including amending or revoking rules or procedures as it deems proper for the administration of the plan. However, such actions may only be taken upon the agreement of a majority of the Committee. Subject to the terms of the plan, the Committee has sole discretion to construe and interpret the plan, make all determinations for the administration of the plan, grant awards under the plan, including determining the terms and conditions of each award, such as the target amount and the performance goals and, at any time, reduce any award to be paid out under the plan.

Who is eligible to receive awards?

Executive officers and those employees who are deemed “covered employees” for purposes of Section 162(m) may participate in the amended and restated 2001 Incentive Bonus Plan during each fiscal year of the company. For purposes of Section 162(m), covered employees include our Chief Executive Officer and the company’s next four most highly compensated executive officers. An executive whose employment or service relationship with the company terminates before the end of any award period is not entitled to participate in the plan or receive any awards under the plan in a later fiscal year, unless he or she again becomes eligible to participate in the plan.

How are target awards established?

For each award period, the Committee establishes a performance award target based upon the achievement of a specified goal relating to one or more performance goals for each plan participant. Award periods consist of one or more fiscal years of the company, or one or more quarters of the company, as the Committee determines, and the award periods may be different for different awards. The Committee must establish performance goals for an award no later than the earlier of 90 days after the first day of the award period or the date on which 25% of the award period has elapsed. The maximum award under the plan for each award period may not exceed $3,000,000 or 300% of each participant’s annual base salary in effect on the first day of the first fiscal year in the award period, multiplied by the number of complete or partial fiscal years in the award period.

How are the amounts of individual awards established?

For each award period, the covered employee receives an award equal to the specific amount determined under the formula relating to the performance goals that have been established for that award. The Committee has the discretion to decrease the amount of any award payable under the plan.

What are performance goals?

We have designed the plan so that it permits us to pay compensation that qualifies as performance-based under Section 162(m). This allows the Committee to make performance goals applicable to a participant with respect to an award. At the Committee’s discretion, one or more of the following performance goals may apply to an award: (i) annual revenue; (ii) cash position; (iii) earnings per share; (iv) earnings per share prior to accounting for the payment of annual bonuses; (v) earnings before interest, taxes, depreciation and amortization; (vi) net profits (before-tax or after-tax); (vii) operating cash flow; (viii) return on assets; (ix) return on equity; (x) return on sales; and (xi) total shareholder return. Except for total shareholder return, these performance goals may apply to company performance or to the performance of a business unit, product lines or specific markets. Performance goals may be different from participant to participant, within or between award periods and from award to award. The amended and restated 2001 Incentive Bonus Plan also allows the Committee to adjust any of the performance goals applicable to an award to reflect extraordinary expenses or changes in accounting rules.

How are awards under the plan paid out?

Before awards are paid under the plan, the Committee must certify that the performance goal for the award has been satisfied. Awards under the plan are paid in cash, reasonably promptly following the conclusion of the award period and the Committee’s certification that the applicable performance goals have been satisfied. In no event are the awards paid later than three months after the conclusion of the fiscal year of the company in which the award period ends.

What happens if a participant terminates employment before an award is paid?

A participant in the plan may not receive an award if he or she is not employed with the company on the last day of an award period, unless the Committee specified at the time of grant that the award would be paid in full or on a prorated basis if the participant terminated employment for reasons the Committee had specified. If the award is paid on a prorated basis in such an event, it will not constitute performance-based compensation for purposes of Section 162(m).

How can we amend or terminate the plan?

The Board generally may amend, suspend or terminate the plan at any time and for any reason. Amendments will be contingent on shareholder approval if the amendment raises the maximum award limit under the plan or if required by applicable law or to continue to allow awards to qualify as performance-based compensation under Section 162(m). By its terms, the amended and restated 2001 Incentive Bonus Plan will continue in place until the fifth anniversary of the effective date of the amendment and restatement, unless it is re-approved by the company’s shareholders at or before such meeting or is earlier terminated by the Board of Directors.

What are the awards to be granted to certain individuals and groups?

Awards under the 2001 Incentive Bonus Plan are determined based on actual future performance, so future actual awards cannot now be determined. Because our executive officers are eligible to receive awards under the 2001 Incentive Bonus Plan, our executive officers have an interest in this proposal. Awards were paid to our named executive officers under the 2001 Incentive Bonus Plan for fiscal 2004 in the amounts listed in the Compensation Committee Report (see page 21). No directors are eligible to participate in the plan. The Committee may pay bonuses outside of the amended and restated 2001 Incentive Bonus Plan for the accomplishment of strategic or other individual goals, and it chose to do so for fiscal 2004.

Why do we recommend that the 2001 Incentive Bonus Plan be amended and restated?

We believe that the amended and restated plan is essential to our continued success. Our employees are our most valuable asset. Cash bonuses provided under the plan will substantially assist us in continuing to attract and retain key employees. Such awards also are crucial to our ability to motivate employees to achieve our goals. As noted above, if shareholders do not approve the amended and restated 2001 Incentive Bonus Plan, the current 2001 Incentive Bonus Plan will continue in effect as currently in place through January 24, 2006 and will terminate pursuant to its terms.

What vote is required to approve this proposal?

To approve this proposal, a majority of the outstanding shares of our common stock must vote “FOR” this proposal.

If approved, when would the amended and restated plan become effective?

The amended and restated plan would become effective as of January 25, 2006.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2001 INCENTIVE BONUS PLAN.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What is this proposal?

This is a proposal to ratify the selection of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the fiscal year ending January 29, 2006. The Audit Committee selected Deloitte as our independent registered public accounting firm for the year ending January 29, 2006, subject to ratification by our shareholders. Although shareholder ratification of our independent registered public accounting firm is not required by law, as a matter of corporate governance we are requesting that our shareholders ratify such selection.

What relationship does Deloitte currently have with us?

Deloitte has audited our financial statements for the last twenty-five years. Based in part upon information provided by Deloitte, the Audit Committee determined that Deloitte is independent under applicable independence standards.

Will a Deloitte representative be present at the Annual Meeting?

A Deloitte representative will be present at the Annual Meeting and will have the opportunity to make a statement. Deloitte’s representative will be available to respond to appropriate questions.

What services did Deloitte provide in fiscal 2004?

Deloitte’s services for fiscal 2004 included: the issuance of an opinion on (i) our annual consolidated financial statements, (ii) management’s assessment of our internal control, (iii) the effectiveness of our internal control and (iv) our associate stock incentive plan; review of our quarterly consolidated financial statements; review of our internal control over financial reporting; and audit services related to periodic filings made with the SEC. In fiscal 2004, Deloitte also performed certain audit-related and tax services, and discussed certain matters with our Audit Committee, in each case as more fully described in the Audit Committee Report and the Audit and Related Fees section below.

What vote is required to approve this proposal?

To approve this proposal, a majority of the shares represented and voting at the Annual Meeting and a majority of the quorum required to transact business at the Annual Meeting must vote “FOR” this proposal.

What will happen if shareholders vote against this proposal?

If shareholders vote against this proposal, we will consider interviewing other independent registered public accounting firms. There can be no assurance, however, that we will choose to appoint another independent registered public accounting firm even if this proposal is not approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 29, 2006.

INFORMATION CONCERNING EXECUTIVE OFFICERS

This table provides certain information about our executive officers as of April 20, 2005. The executive officers are elected by our Board and serve at the pleasure of our Board, subject to rights, if any, under employment contracts.

Name	Position with the Company and Business Experience
W. Howard Lester Age 69	*

Edward A. Mueller Age 57	*

Laura J. Alber	• President, Pottery Barn Brands since 2002
Age 36	• Executive Vice President, Pottery Barn, 2000 – 2002
• Senior Vice President, Pottery Barn Catalog and Pottery Barn Kids Retail, 1999 – 2000
Patrick J. Connolly Age 58	*

David M. DeMattei	• President, Emerging Brands since 2003
Age 48	• President, North America Retail and Wholesale Divisions of Coach, Inc. (luxury goods), 1998 – 2003

Seth R. Jaffe Age 48	• Senior Vice President, General Counsel and Secretary since 2003
• Vice President, Deputy General Counsel, 2002 – 2003
• Senior Vice President and General Counsel of CareThere, Inc. (healthcare technology), 2000 – 2001
• Chief Counsel, Levi Strauss & Co. (apparel), 1996 – 1999

Sharon L. McCollam	• Executive Vice President, Chief Financial Officer since 2003
Age 42	• Senior Vice President, Chief Financial Officer, 2000 – 2003
• Vice President, Finance, 2000
• Chief Financial Officer of Dole Fresh Vegetables, Inc. (food products), 1996 – 2000

Vivian M. Stephenson	• Chief Operating Officer since 2003
Age 68	• Chief Information Officer, 2003
• Technology Consultant to Target Corporation (consumer goods), Apple Computer, Inc. (computers) and Williams-Sonoma, Inc., 2000 – 2003
• Executive Vice President and Chief Information Officer of Target Corporation, 1999 – 2000

*	Biographical information can be found in the table under the section titled “Information Regarding the Director Nominees” within this Proxy Statement.

Executive Compensation

This table sets forth the annual and long-term compensation earned by our Chief Executive Officer and our four other most highly compensated executive officers during fiscal 2004. These individuals are collectively known as our “named executive officers.” None of these officers held stock appreciation rights during the years represented in the tables.

Summary Compensation Table

Name and Principal Position	Year(1)	Annual Compensation(2)		Other Annual Compensation		Long-Term Compensation Awards		All Other Compensation
						Restricted Stock Awards	Securities Underlying Options(3)
		Salary	Bonus
W. Howard Lester Chairman	2004 2003 2002	$975,000 975,000 904,122	$731,300 731,300 1,356,490	$99,397 24,171 65,945	(4)	— — —	12,500 — —	$12,990 12,621 11,723	(5)

Edward A. Mueller Director and Chief Executive Officer	2004 2003 2002	975,000 975,000 37,500	731,300 731,300 —	3,437 4,193 —	(4)	— — —	100,000 — 1,021,000	7,245 196,250 80	(6) (7)

Patrick J. Connolly Director and Executive Vice President, Chief Marketing Officer	2004 2003 2002	531,971 514,471 499,931	190,000 193,000 500,000	— 186 —		— — —	50,000 20,000 —	11,069 14,027 16,492	(8)

Laura J. Alber President, Pottery Barn Brands	2004 2003 2002	474,356 514,471 498,055	246,000 258,800 498,077	— — —		— — —	50,000 30,000 —	11,836 14,027 16,800	(9)

Sharon L. McCollam Executive Vice President, Chief Financial Officer	2004 2003 2002	484,423 398,846 363,462	235,000 228,600 280,000	2,029 — —	(4)	— — —	50,000 85,000 —	12,623 14,129 59,798	(10)

(1)	Rows specified “2004,” “2003” and “2002” represent fiscal years ended January 30, 2005, February 1, 2004 and February 2, 2003, respectively.

(2)	While the named executive officers enjoy certain perquisites, except as otherwise indicated in the table, the aggregate value of such perquisites for the fiscal years shown did not equal or exceed the lesser of $50,000 or 10% of each such officer’s salary and bonus for the applicable fiscal year.

(3)	Figures have been adjusted to reflect stock splits.

(4)	For personal use of our airplane.

(5)	Comprised of (i) premiums in the amount of $1,140 paid by us for term life insurance in excess of $50,000, (ii) our matching contribution of $3,350 under our Associate Stock Incentive Plan, which amounts are subject to vesting, (iii) a $6,000 car allowance paid by us, and (iv) a $2,500 executive medical supplement paid by us.

(6)	Comprised of (i) premiums in the amount of $1,140 paid by us for term life insurance in excess of $50,000, (ii) a $6,000 car allowance paid by us, and (iii) a $105 executive medical supplement paid by us.

(7)	Comprised of (i) premiums in the amount of $1,140 paid by us for term life insurance in excess of $50,000, (ii) a $6,000 car allowance paid by us, and (iii) $189,110 as reimbursement for relocation expenses. Excludes $300,000 paid to Mr. Mueller in February 2005 for costs related to his Arizona residence.

(8)	Comprised of (i) premiums in the amount of $1,140 paid by us for term life insurance in excess of $50,000, (ii) our matching contribution of $3,736 under our Associate Stock Incentive Plan, which amounts are subject to vesting, (iii) a $6,000 car allowance paid by us, and (iv) a $193 executive medical supplement paid by us.

(9)	Comprised of (i) premiums in the amount of $1,140 paid by us for term life insurance in excess of $50,000, (ii) our matching contribution of $3,736 under our Associate Stock Incentive Plan, which amounts are subject to vesting, (iii) a $5,000 car allowance paid by us, and (iv) a $1,960 executive medical supplement paid by us.

(10)	Comprised of (i) premiums in the amount of $1,089 paid by us for term life insurance in excess of $50,000, (ii) our matching contribution of $3,958 under our Associate Stock Incentive Plan, which amounts are subject to vesting, (iii) a $6,000 car allowance paid by us, and (iv) a $1,576 executive medical supplement paid by us.

Option Grants in Fiscal 2004

This table sets forth certain information regarding all stock option grants made to the named executive officers during fiscal 2004.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price Per Share	Expiration Date(2)	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5%	10%
W. Howard Lester	12,500	0.80%	$32.39	6/30/2014	$254,624	$645,266
Edward A. Mueller	100,000	6.44	32.39	6/30/2014	2,036,990	5,162,132
Patrick J. Connolly	50,000	3.22	32.39	6/30/2014	1,018,495	2,581,066
Laura J. Alber	50,000	3.22	32.39	6/30/2014	1,018,495	2,581,066
Sharon L. McCollam	50,000	3.22	32.39	6/30/2014	1,018,495	2,581,066

(1)	In fiscal 2004, we granted options to purchase 1,553,900 shares of our common stock to our employees.

(2)	Stock options generally vest in equal annual installments over a five year period.

(3)	The 5% and 10% assumed rates of appreciation are required by the SEC and do not represent our estimate or projection of our future stock price.

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

This table sets forth information with respect to the named executive officers’ exercise of stock options during fiscal 2004 and the fiscal year-end value of unexercised options held at the end of fiscal 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
W. Howard Lester	150,000	$3,964,500	1,460,000	132,500	$36,843,288	$2,755,822
Edward A. Mueller	—	—	490,000	700,000	4,564,295	5,332,000
Patrick J. Connolly	36,000	1,055,280	708,000	162,000	15,971,677	2,295,499
Laura J. Alber	75,000	1,472,530	242,400	269,200	5,291,046	4,619,413
Sharon L. McCollam	—	—	167,000	172,000	3,896,779	2,274,714

(1)	The fiscal year-end values are based upon the difference between the closing price of our common stock on the NYSE on January 28, 2005 ($34.53 per share) and the exercise price of the options.

Employment Contracts and Termination of Employment and Change-of-Control Arrangements

Laura J. Alber

We entered into an employment agreement with Laura J. Alber, effective as of March 19, 2001, relating to her employment as Executive Vice President, Pottery Barn (now President, Pottery Barn Brands). The initial term of the agreement expired March 19, 2004 and, per its terms, automatically extends for one-year terms until Ms. Alber’s employment is terminated by her or by us. If we terminate Ms. Alber’s employment without “cause” (as defined in the agreement), or if she terminates her employment with us for “good reason” (as defined in the agreement), she will be entitled to receive (i) continuation of her base salary at the time of termination for up to one year, and (ii) outplacement services at a level commensurate with Ms. Alber’s position at no cost to Ms. Alber. In addition, we will pay the premiums for health coverage under COBRA for Ms. Alber and her dependents until Ms. Alber either commences new employment or Ms. Alber or her dependents are no longer eligible for COBRA coverage.

Sharon L. McCollam

We entered into an employment agreement with Sharon L. McCollam, effective as of December 28, 2002, relating to her employment as Senior Vice President, Chief Financial Officer (now Executive Vice President, Chief Financial Officer). The initial term of Ms. McCollam’s agreement expires December 28, 2005, and, per its terms, automatically extends for one-year terms until Ms. McCollam’s employment is terminated by her or by us. If we terminate Ms. McCollam’s employment without “cause” (as defined in the agreement), or if Ms. McCollam terminates her employment with us for “good reason” (as defined in the agreement), she will be entitled to receive (i) continuation of her base salary at the time of termination for a period of one year and her target bonus for that year, and (ii) outplacement services at a level commensurate with her position at no cost to her. In addition, we will pay the premiums for health care coverage under COBRA for Ms. McCollam’s dependents and Ms. McCollam until she either commences new employment or she and her dependents are no longer eligible for COBRA coverage. Upon a “change in control” (as defined in the agreement), if Ms. McCollam is terminated without cause or she terminates her employment for good reason, the “options” (as defined in the agreement) to the extent not yet vested, shall vest and become exercisable in full during the time period specified in the relevant “option agreements” (as defined in the agreement). If, prior to December 28, 2005, Ms. McCollam’s employment is terminated because of her death or disability (in accordance with Section 4 of the agreement), we terminate her without cause or she terminates her employment with us for good reason, then 60% of the shares underlying the options that are not then vested shall vest and become exercisable during the time period specified in the relevant option agreements.

COMMITTEE REPORTS

The following reports by our Compensation Committee, Nominations and Corporate Governance Committee and Audit Committee covering fiscal 2004 shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, or (iv) subject to the liabilities of Section 18 of the Securities Exchange Act of 1934. The reports shall not be deemed incorporated by reference into any of our other filings under the Securities Exchange Act of 1934 or the Securities Act of 1933, except to the extent we specifically incorporate it by reference into such filing.

Compensation Committee Report

Who serves on the Compensation Committee?

During fiscal 2004 through the present, the Compensation Committee consisted of Adrian D.P. Bellamy, Jeanne P. Jackson and Richard T. Robertson. Mr. Bellamy serves as Chairman of the Compensation Committee. The Board has determined that each member of the Compensation Committee is independent under the NYSE rules as currently in effect, is an outside director as such term is defined with respect to Section 162(m) of the Internal Revenue Code and is a non-employee director under Section 16(b) of the Securities Exchange Act of 1934. None of the committee members has ever served as an officer of the company.

What is the role of the Compensation Committee with respect to executive compensation?

The Compensation Committee administers the company’s compensation programs, including compensation arrangements and equity plans. We have engaged an independent executive compensation consulting firm to assist us in discharging our responsibilities. Our role is detailed in the Compensation Committee Charter, which was amended and restated by the Board on March 16, 2004. The Compensation Committee Charter is available on the company’s website at www.williams-sonomainc.com and was attached to last year’s Proxy Statement. Specifically, we:

•	Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and review and approve the level of compensation, including base salary, bonus, equity compensation, and any other benefits to be provided to the Chief Executive Officer based on this evaluation;

•	Review, make recommendations to the Board regarding, and approve, as appropriate, compensation for executive officers other than the Chief Executive Officer. Each of the named executive officers is listed in the Summary Compensation Table appearing in this Proxy Statement;

•	Review, make recommendations to the Board regarding, and approve, as appropriate, general compensation goals and guidelines for the company’s employees;

•	Review, make recommendations to the Board regarding, and approve, as appropriate, the compensation policy for the non-employee directors of the company; and

•	Act as the administrator of and administer, within the authority delegated by the Board, the company’s incentive compensation and equity-based plans.

Does the Compensation Committee delegate any of its authority?

The Compensation Committee does not delegate any of its authority with respect to executive officers and non-employee directors of the company. However, the Compensation Committee has appointed a Non-Executive Stock Option Committee to which it has delegated the ability to grant awards under the company’s equity based plans to those employees who are not executive officers. The Non-Executive Stock Option Committee consists of two of the company’s directors, Edward A. Mueller and Patrick J. Connolly.

What is the Compensation Committee’s philosophy of executive compensation?

We believe that the company’s executive compensation programs should support the company’s objective of creating value for its shareholders. Accordingly, we believe that executive officers and other key employees should have a significant stake in the company’s stock performance and that compensation programs should link executive compensation to shareholder value. For this reason, we strive to ensure that the company’s executive officer compensation programs are designed to enable the company to attract, retain, motivate and reward highly qualified executive officers while maintaining strong and direct links between executive pay, individual performance, the company’s financial performance and shareholder returns. One of the ways we have sought to accomplish this is by making a significant portion of individual compensation directly dependent on the company’s achievement of financial goals, and by providing significant rewards for exceeding those goals. We believe that strong financial performance, on a sustained basis, is an effective means of enhancing long-term shareholder return.

What are the components of executive compensation?

We consider three major elements in our compensation program:

•	Base salary;

•	Annual incentive opportunities; and

•	Long-term incentives.

We believe that offering the executive team a total compensation package with a strong at-risk, pay-for-performance component helps to achieve the company’s objective of creating value for its shareholders. Each of the three major elements in our compensation program is discussed in detail below, but in general this means:

•	Base salaries are competitive with comparable public retail companies relative to similar positions.

•	Annual incentive opportunities are based principally on the company’s overall corporate performance and the executive’s attainment of individual goals. This results in the company’s strongest performers receiving a better compensation package while poorer performers receive less. We believe the structure of our annual incentive opportunities fosters a performance-driven culture.

•	Long-term incentives, such as equity compensation awards, are structured to encourage our executive team to manage from the perspective of owners in the company and to reward executives and other key employees for maximizing long-term shareholder value.

How many times did the Compensation Committee meet during fiscal 2004?

The Compensation Committee held a total of three meetings during fiscal 2004, in March, August and November. At certain of these meetings, our Chief Executive Officer made recommendations to us with respect to the compensation adjustments for other executives and with respect to the structure and terms of these officers’ target bonuses and equity-based compensation arrangements. However, our Chief Executive Officer did not participate in the portions of the meetings during which his own compensation was deliberated.

Do we compare the company’s compensation practices to those of other companies?

Yes. We believe that the compensation practices of many different companies within the retail industry are relevant to establishing the company’s compensation programs and executive compensation for each year. Specifically, we strive to ensure that the company’s compensation programs and executive compensation are competitive, taking into account pay practices at other companies considered by us to be comparable each year, based on industry, revenues and other factors. We refer to these companies collectively as “comparable companies.” For fiscal 2004, the comparable companies included over 30 specialty retail companies with similar annual revenue. We relied on executive compensation benchmarking surveys that provided summarized data levels of base salary, target annual cash incentives, and equity-based and other long-term incentives. We believe that among the comparable companies, survey data in these areas provide, by and large, a reliable indicator of total compensation. In addition, the company utilizes an independent executive compensation consultant hired by management for the purpose of meeting with us to provide information on the competitiveness of the company’s compensation programs. The Compensation Committee met periodically throughout the year to review, discuss and analyze the data.

How are base salaries determined?

We review and set the company’s executive officers’ base salaries, including those of the named executive officers, on an annual basis. This review occurred in March 2004 to confirm appropriate base salaries for fiscal 2004.

We believe that executive officers’ base salaries must be sufficiently competitive to attract and retain key executives. Accordingly, base pay and annual increases are determined through an analysis of each individual’s salary and total target compensation relative to salaries for similar positions at comparable companies and, to a lesser extent, through a subjective analysis of each individual’s experience and past and anticipated contributions to the company’s success. As a result, for fiscal 2004, the company’s executive officers’ base salaries fell generally within the third quartile (i.e., 50th to 75th percentile) of similarly situated executive officers at comparable companies.

How are annual incentives determined?

The company promotes outstanding performance by rewarding executive officers for achieving specific performance objectives with an annual cash bonus paid through the company’s 2001 Incentive Bonus Plan or, in some cases, through discretionary bonuses granted outside of the plan. The company pays bonuses under the plan only when the company exceeds a specific corporate earnings objective as established by us in the first quarter of each fiscal year. Bonuses to executive officers, whether granted within or outside of the 2001 Incentive Bonus Plan, are based on the company’s performance and on each executive officer’s individual performance. If the company or the executive officer fails to fully meet some or all of the company or individual objectives, the award may be significantly reduced or even eliminated. Conversely, if the objectives are overachieved, awards may be significantly increased above target thresholds set under the 2001 Incentive Bonus Plan pursuant to the pre-determined formula and maximums of the plan.

The executive officers’ bonus target under the 2001 Incentive Bonus Plan was within the third quartile of annual incentive bonus targets of similarly situated executive officers at comparable companies. The executive officers’ base salaries and the bonus target together place annual cash compensation within the third quartile of similarly situated executive officers at comparable companies. In March 2004, we established a 2004 target annual incentive amount under the 2001 Incentive Bonus Plan (the “target bonus”) for all of the company’s executive officers, including the Chief Executive Officer.

What are the criteria considered in awarding annual incentives?

Under the 2001 Incentive Bonus Plan, key performance criteria for evaluating executive officers include business and financial objectives, and people and organizational goals, as well as other relevant factors as determined by us with input from the company’s senior management. These criteria change from year to year. For fiscal 2004, the Compensation Committee determined that no portion of the total target bonus amount under the 2001 Incentive Bonus Plan would be payable unless a prescribed company goal relating to company profitability (the “Company Objective”) was achieved.

In the first quarter of each fiscal year, we review a performance report that summarizes management’s view regarding whether, and to what extent, the key performance criteria were attained for the prior fiscal year. The performance report also discusses any other significant but unforeseen factors that may have positively or negatively affected the company’s performance.

For fiscal 2004, the company exceeded the Company Objective and, as a result, full target bonus amounts were paid pursuant to the 2001 Incentive Bonus Plan. Since the performance levels of the executive officers and the company exceeded the company’s targeted goals, the Compensation Committee granted additional bonuses on a discretionary basis outside of the 2001 Incentive Bonus Plan to the company’s executive officers reflecting each such officer’s contribution to the company’s financial results for fiscal 2004.

We verify the company’s actual earnings for each performance period, review management’s recommendation for the resulting aggregate bonus awards and approve an aggregate award amount. We also review and approve the individual bonus recommendations for the company’s executive officers. The company’s Chief Executive Officer approves the bonus recommendations for all other eligible employees below the executive officer level.

Based on the company’s performance in fiscal 2004 and certain brand-specific metrics, incentive bonuses were paid to the named executive officers as follows:

Named Executive Officer	Bonus Under the 2001 Incentive Plan	Additional Discretionary Bonus	Total Bonus Paid
Mr. Lester	$516,370	$214,930	$731,300
Mr. Mueller	516,370	214,930	731,300
Mr. Connolly	187,825	2,175	190,000
Ms. Alber	166,669	79,331	246,000
Ms. McCollam	171,037	63,963	235,000

How is long-term incentive compensation determined?

The third component of the company’s executive compensation program consists of annual stock option grants. We continue to believe that stock option grants are important for motivating executive officers and other employees to increase shareholder value over the long term. We granted stock options to the named executive officers in fiscal 2004. Our stock option grants to executive officers are designed to be competitive with those offered by comparable companies for an executive’s job level, to reflect the company’s assessment of the executive’s ongoing contributions to the company, to create an incentive for executives to remain with the company, and/or to provide a long-term incentive to help the company achieve its financial and strategic objectives. Annual stock option grants to our executive officers fall generally within the third quartile of option grants to similarly situated executive officers at comparable companies.

In determining the amount of stock options granted to an individual executive, the Compensation Committee considers such factors as:

•	Awards previously granted to an individual;

•	An individual’s outstanding awards;

•	The vesting schedule of the individual’s outstanding awards;

•	The aggregate total of all outstanding options and awards; and

•	The relative value of awards offered by comparable companies to executives in comparable positions.

Special additional stock options may be granted or approved from time to time to executive officers in connection with promotions, assumption of additional responsibilities and other factors.

Under the company’s existing stock option plans, the exercise price of all stock options is not less than 100% of the fair market value of the stock (based on the closing sales price of the company’s common stock on the last market trading day prior to the date of the option grant) or not less than 110% of such fair market value for an incentive stock option granted to a shareholder with greater than 10% of the voting power of all company stock. Options granted pursuant to the company’s stock option plans generally vest in five equal annual installments. It is the company’s policy not to reprice stock options in the event that the fair market value of the common stock falls below the exercise price of the stock options and not to engage in a stock option exchange program.

How is the Chief Executive Officer compensated?

We determined Edward A. Mueller’s compensation package based, in part, on:

•	A review of the compensation paid to chief executive officers of comparable companies (based on the process described above);

•	The compensation packages historically paid to the company’s Chief Executive Officer; and

•	Our general compensation philosophy as described above.

Mr. Mueller’s compensation package for fiscal 2004 included a base salary of $975,000 and a bonus of $731,300. The bonus portion of Mr. Mueller’s compensation was based on a formula linked to the company’s earnings performance and Mr. Mueller’s individual performance. As noted previously, Mr. Mueller was paid a full bonus under the company’s 2001 Incentive Bonus Plan because the Company Objective was exceeded. Since the performance levels of Mr. Mueller and the company exceeded the company’s targeted goals, the Compensation Committee determined it also was appropriate to pay Mr. Mueller an additional bonus outside of the 2001 Incentive Bonus Plan. As a result, Mr. Mueller received a bonus under the 2001 Incentive Bonus Plan of $516,370 plus an additional discretionary bonus of $214,930. Mr. Mueller’s base salary fell within the third quartile of base salaries paid to chief executive officers at comparable companies, and his bonus fell within the third quartile with respect to the same group. Together, base salaries and the bonus target place annual cash compensation within the third quartile of similarly situated executive officers at comparable companies. Mr. Mueller receives no additional material compensation or benefits not provided to all executives.

Are there any other compensation considerations?

The Company believes its benefit programs generally should be comparable for all employees. However, we recommend additional benefits for certain individuals from time to time if we determine that the category and amount of such benefits are reasonable and necessary to provide additional incentives to attract or retain key executives.

How does the Compensation Committee address Internal Revenue Code Section 162(m)?

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations adopted under it by the Internal Revenue Service, publicly held companies may be precluded from deducting certain compensation paid to certain executive officers in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options, provided certain requirements, such as shareholder approval, are satisfied. Exceptions to this deductibility limit may be made for various forms of “performance-based” compensation. The company believes that awards granted under the company’s equity incentive plans can be excluded from the $1.0 million limit. We believe that bonuses awarded under the 2001 Incentive Bonus Plan are excluded from calculating the limit. However, the additional, discretionary bonuses granted outside of the 2001 Incentive Bonus Plan to our Chief Executive Officer and four other most highly compensated officers are included toward the limit. As a result, the $1.0 million limit on the deductibility of compensation to certain of our officers was exceeded, and the company was unable to take a tax deduction with respect to $495,133 of compensation paid to such officers. While we cannot predict how the deductibility limit may impact the company’s compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance.

Who prepared this report?

Members of the Compensation Committee, Adrian D.P. Bellamy, Jeanne P. Jackson and Richard T. Robertson, prepared this report.

Nominations and Corporate Governance Committee Report

Who serves on the Nominations and Corporate Governance Committee?

The Nominations and Corporate Governance Committee consisted of Michael R. Lynch and Adrian D.P. Bellamy from February 2, 2004 to May 19, 2004. Sanjiv Ahuja was elected to the Nominations and Corporate Governance Committee on May 19, 2004. From such time until the present, the Nominations and Corporate Governance Committee consisted of Mr. Lynch, Mr. Ahuja and Mr. Bellamy. Mr. Lynch serves as Chairman of the Nominations and Corporate Governance Committee. The Board has determined that each current member of the Nominations and Corporate Governance Committee is independent under the NYSE rules, as currently in effect. Each current member of the Nominations and Corporate Governance Committee is a non-employee director.

What is the role of the Nominations and Corporate Governance Committee?

Our role is detailed in the Nominations and Corporate Governance Committee Charter, which was amended and restated by the Board on March 16, 2004. The Nominations and Corporate Governance Committee Charter is available on the company’s website at www.williams-sonomainc.com and was attached to last year’s Proxy Statement. The Nominations and Corporate Governance Committee Charter is also available in print to any shareholder who requests it. Specifically, we:

•	Periodically review and recommend to the Board suitable revisions to the corporate governance guidelines applicable to the company;

•	Annually consider and review with the Board criteria for selecting new director candidates, identify individuals qualified to become Board members and periodically assist in screening and evaluating director candidates;

•	Consider director nominations from shareholders; and

•	Annually evaluate the performance of the company’s Chief Executive Officer and oversee the evaluation of the performance of the company’s management and the Board.

Does the Nominations and Corporate Governance Committee have a policy with regard to the consideration of director candidates recommended by shareholders?

We adopted a Shareholder Recommendations Policy on March 16, 2004. It is our policy to consider recommendations for candidates to the Board from shareholders holding no less than 500 shares of the company’s common stock continuously for at least six months prior to the date of the submission of the recommendation.

What are the procedures to be followed by shareholders in submitting recommendations of director candidates to the Nominations and Corporate Governance Committee?

The Nominations and Corporate Governance Committee will consider suggestions from shareholders regarding possible director candidates for election at next year’s Annual Meeting. A shareholder that desires to recommend a candidate for election to the Board shall direct the recommendation in writing to Williams-Sonoma, Inc., Attention: Secretary, 3250 Van Ness Avenue, San Francisco, California 94109. The recommendation must include: (i) the candidate’s name, home and business contact information; (ii) detailed biographical data and qualifications of the candidate; (iii) information regarding any relationships between the candidate and the company within the last three years; (iv) evidence of the recommending person’s ownership of company common stock; (v) a statement from the recommending shareholder in support of the candidate; and (vi) a written indication by the candidate of his or her willingness to serve if elected. A shareholder that desires to recommend a person directly for election to the Board at the company’s Annual Meeting must also meet the deadlines and other requirements set forth in Rule 14a-8 of the Securities Exchange Act of 1934 and the company’s Restated Bylaws, each of which are described in the “Shareholder Proposals” section of this Proxy Statement.

Each director nominated in this Proxy Statement was recommended for election to the Board by the Nominations and Corporate Governance Committee. The Board did not receive any notice of a director nominee recommendation from any shareholder in connection with this Proxy Statement.

What is the criteria and process of the Nominations and Corporate Governance Committee for identifying and evaluating nominees for the Board?

Our criteria and process for evaluating and identifying the candidates that we select, or recommend to the Board for selection, as director nominees are as follows:

•	We regularly review the current composition and size of the Board;

•	We evaluate the performance of the Board as a whole and evaluate the performance and qualifications of individual members of the Board eligible for re-election at the Annual Meeting;

•	We review the qualifications of any candidates who have been properly recommended by the shareholders, as well as those candidates who have been identified by management, individual members of the Board or, if we permit, a search firm. Such review may, in our discretion, include a review solely of information provided to us or also may include discussions with persons familiar with the candidate, an interview with the candidate or other actions that we deem proper;

•	In evaluating the qualifications of candidates for the Board, we consider many factors, including issues of character, judgment, independence, diversity, financial expertise, industry experience, diversity of experience, other commitments and the like. We evaluate such factors, among others, and do not assign any particular weight or priority to any of these factors. We consider each individual candidate in the context of the current perceived needs of the Board as a whole. While we have not established specific minimum qualifications for director candidates, we believe that candidates and nominees must reflect a Board that is comprised of directors (i) a majority of whom are independent, (ii) who are of high integrity, (iii) who have qualifications that will increase the overall effectiveness of the Board, and (iv) who meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members;

•	In evaluating and identifying candidates, we have the sole authority to retain and terminate any third party search firm that is used to identify director candidates and the sole authority to approve the fees and retention terms of any search firm;

•	After such review and consideration, we select, or recommend that the Board select, the slate of director nominees; and

•	We endeavor to notify, or cause to be notified, all director candidates of the decision as to whether to nominate such individual for election to the Board.

There are no differences in the manner in which the Nominations and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder, management or a search firm.

How did we perform our responsibilities in fiscal 2004?

The Nominations and Corporate Governance Committee held a total of three meetings during fiscal 2004. During fiscal 2004, we took the following actions, among other things:

•	Reviewed and discussed with company management applicable changes in corporate governance requirements under federal and state securities laws, the Sarbanes-Oxley Act of 2002, and the NYSE listing standards, as well as the company’s compliance with such requirements;

•	Evaluated the composition of and recommended assignments for the committees of the Board;

•	Considered and reported to the Board on the desirability of identifying additional independent Board members; and

•	Considered and recommended to the Board the submission to shareholders of the director nominees described in this Proxy Statement.

Who prepared this report?

Members of the Nominations and Corporate Governance Committee, Michael R. Lynch, Sanjiv Ahuja and Adrian D.P. Bellamy, prepared this report.

Audit Committee Report

Who serves on the Audit Committee?

The Audit Committee consisted of Michael R. Lynch, Adrian D.P. Bellamy and Jeanne P. Jackson during fiscal 2004. As noted in last year’s Audit Committee Report, the Board conducted a search for an additional independent director to serve on the Audit Committee who would qualify as a “financial expert” as defined by the SEC rules. This search resulted in the appointment of Adrian T. Dillon to the Board and to the Audit Committee, effective as of April 18, 2005. Mr. Dillon qualifies as a “financial expert” under the SEC rules. Mr. Lynch serves as Chairman of the Audit Committee. The Board has determined that each member of the Audit Committee is independent under the NYSE rules, as currently in effect, and Rule 10A-3 of the Securities Exchange Act of 1934. The Board has also determined that each Audit Committee member is “financially literate,” as described in the NYSE rules.

What is the role of the Audit Committee?

Our role is detailed in the Audit Committee Charter, which was amended and restated by the Board of Directors on March 30, 2004. The Audit Committee Charter is available on the company’s website at www.williams-sonomainc.com and was attached to last year’s Proxy Statement. The Audit Committee Charter is also available in print to any shareholder who requests it. Specifically, we:

•	Serve as an independent and objective party to monitor the company’s financial reporting process and internal control system;

•	Review and appraise the audit efforts of the company’s independent registered public accounting firm and internal audit department, including obtaining and reviewing a report from the company’s independent registered public accounting firm at least annually regarding the adequacy of the company’s system of internal controls, among other things; and

•	Provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal audit department and the Board.

How do we meet our responsibilities?

We perform the following functions:

•	Monitor the integrity of the company’s financial reports, earnings, sales and guidance press releases and other company financial information;

•	Appoint and/or replace the independent registered public accounting firm, pre-approve all audit and non-audit services of the independent registered public accounting firm and assess its qualifications and independence;

•	Review the performance of the company’s internal audit function, the company’s auditing, accounting and financial reporting procedures, and the company’s independent registered public accounting firm;

•	Monitor the company’s compliance with legal and regulatory requirements;

•	Monitor the company’s system of internal controls and internal control over financial reporting; and

•	Retain independent legal, accounting or other advisors when necessary and appropriate.

How did we perform our responsibilities in fiscal 2004?

The Audit Committee held a total of six meetings during fiscal 2004 and took the following actions, among other things:

•	Reviewed and discussed the company’s audited financial statements for fiscal 2004 with management and Deloitte;

•	Reviewed and discussed the company’s periodic filings on Forms 10-K and 10-Q with management and Deloitte;

•	Reviewed and discussed all company earnings, sales and guidance press releases with management;

•	Reviewed and discussed the company’s internal control over financial reporting with management and Deloitte;

•	Met with Deloitte, with and without management present, to discuss the overall quality of the internal and external audit process and the financial reporting process; and

•	Discussed with Deloitte its independence from the company and management based on the following: (i) our confirmation that no member of Deloitte’s audit team is or has been employed by the company in a financial reporting oversight role; and (ii) our review of audit and non-audit fees and the written disclosures and letter from Deloitte as required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committee”), as modified and supplemented.

What matters did we discuss with Deloitte?

During fiscal 2004, we discussed the following, among other things, with Deloitte:

•	Deloitte’s responsibilities in connection with the audit of the company’s financial statements and matters relating to Deloitte’s independence;

•	The company’s internal control over financial reporting;

•	Any significant issues arising during the audit and any other matters relating to the conduct of the audit of the company’s financial statements; and

•	Matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), as modified and supplemented, including the quality of the company’s accounting principles, the soundness of significant judgments and the clarity of disclosures in the company’s financial statements.

What is our policy regarding pre-approval of audit and non-audit services performed by Deloitte?

All services, whether audit or non-audit services, performed by Deloitte must be pre-approved by us or a designated member of our committee, whose decisions must be reported to us at our next meeting. Pre-approval must be obtained before Deloitte performs the services but cannot be obtained more than one year before performance begins. Approval can be for general classes of permitted services such as “annual audit services” or “tax consulting services.” A written engagement letter, including a description of the permitted services, the dates of the engagement and the estimated fees for such services, must be approved by the committee in accordance with these procedures before performance begins.

Did we review the fees billed by Deloitte for fiscal 2004?

Yes, we reviewed and discussed the fees billed by Deloitte for services in fiscal 2004, which are described in detail below. We determined that the provision of non-audit services was compatible with Deloitte’s independence.

Did we review the company’s audited financial statements for fiscal 2004?

Yes, we reviewed and discussed the company’s audited financial statements for fiscal 2004, and we recommended to the Board that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for fiscal 2004 for filing with the SEC.

Who prepared this report?

Members of the Audit Committee at the end of fiscal 2004, Michael R. Lynch, Adrian D.P. Bellamy and Jeanne P. Jackson, prepared this report.

AUDIT AND RELATED FEES

During fiscal 2004 and 2003, Deloitte did not perform any prohibited non-audit services for us, including financial and systems design and implementation.

Audit fees

Deloitte billed approximately $874,300 for fiscal 2004 and $483,200 for fiscal 2003 for professional services to audit our consolidated financial statements included in our Annual Report on Form 10-K and to review our condensed, consolidated financial statements included in our quarterly reports on Form 10-Q. Fees for audit services billed relating to fiscal 2004 also consisted of fees for the attestation of management’s assessment of internal control as required by the Sarbanes-Oxley Act of 2002, Section 404.

Audit-Related fees

Deloitte billed approximately $97,110 for fiscal 2004 and $88,490 for fiscal 2003 for audit-related services. Audit-related services included: (i) the audit of our 401(k) plan; (ii) consultation on various accounting matters; (iii) consultation on our internal controls; and (iv) assistance with our readiness under Section 404 of the Sarbanes-Oxley Act of 2002.

Tax fees

Deloitte billed a total of $418,369 for fiscal 2004 and $117,264 for fiscal 2003 for tax services. Tax services included: (i) $20,385 for fiscal 2004 and $20,070 for fiscal 2003 for tax compliance services, which included consultation for the preparation of our federal, state and local tax returns; (ii) $0 for fiscal 2004 and fiscal 2003 for tax preparation services; (iii) $328,209 for fiscal 2004 and $35,194 for fiscal 2003 for tax consulting services, which included consultation on sales taxes and enterprise zone credits for fiscal 2004 and consultation on transfer pricing and other international tax consulting for fiscal 2003; and (iv) $69,775 for fiscal 2004 and $62,000 for fiscal 2003 for tax software license fees.

In May 2004, the SEC clarified its position on the provision of services with respect to certain contingent, findings-based and value-added fee arrangements. In response to this clarification, we converted contingent fee arrangements to “time and material” fee arrangements and made a payment of $180,000 for tax services performed through 2003. This payment is included in the $328,209 described above.

All Other fees

Deloitte billed $0 for fiscal 2004 and fiscal 2003 for all other services.

CORPORATE GOVERNANCE GUIDELINES AND CORPORATE CODE OF CONDUCT

Our Corporate Governance Guidelines and our Corporate Code of Conduct, which applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are available on our website at www.williams-sonomainc.com. Each is also available in print to any shareholder who requests it. To date, there have been no waivers that apply to our Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions under our Corporate Code of Conduct. We intend to disclose any amendment to, or waivers of, the provisions of our Corporate Code of Conduct that affect our Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions by posting such information on our website at www.williams-sonomainc.com.

CERTIFICATIONS

The certification of the Chief Executive Officer required by the NYSE Listing Standards, Section 303A.12(a), relating to our compliance with the NYSE Corporate Governance Listing Standards, was submitted to the NYSE on June 7, 2004. The certifications of the Chief Executive Officer and Chief Financial Officer required by the SEC in connection with our Annual Report on Form 10-K for the year ended February 1, 2004 were submitted to the SEC on April 15, 2004 with our Annual Report on Form 10-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2004, we employed Kirk Lester as a financial analyst for special projects. Kirk Lester is the son of our Chairman, W. Howard Lester. Kirk Lester earned $27,796 and received standard employee benefits for his services during the year.

Our Memphis-based distribution facilities include an operating lease entered into in July 1983 for a distribution facility in Memphis, Tennessee. The lessor is a general partnership (“Partnership 1”) comprised of W. Howard Lester, Chairman of the Board of Directors and a significant shareholder, and James A. McMahan, a Director Emeritus and a significant shareholder. Partnership 1 does not have operations separate from the leasing of this distribution facility and does not have lease agreements with any unrelated third parties.

Partnership 1 financed the construction of this distribution facility through the sale of a total of $9,200,000 of industrial development bonds in 1983 and 1985. Annual principal payments and monthly interest payments are required through maturity in December 2010. The Partnership 1 industrial development bonds are collateralized by the distribution facility and the individual partners guarantee the bond repayments. As of January 30, 2005, $2,341,000 was outstanding under the Partnership 1 industrial development bonds.

The operating lease for this distribution facility requires us to pay annual rent of $618,000 plus interest on the bonds calculated at a variable rate determined monthly (2.3% in January 2005), applicable taxes, insurance and maintenance expenses. Although the current term of the lease expires in August 2005, we are obligated to renew the operating lease until these bonds are fully repaid.

Our other Memphis-based distribution facility includes an operating lease entered into in August 1990 for another distribution facility that is adjoined to the Partnership 1 facility in Memphis, Tennessee. The lessor is a general partnership (“Partnership 2”) comprised of W. Howard Lester, James A. McMahan and two unrelated parties. Partnership 2 does not have operations separate from the leasing of this distribution facility and does not have lease agreements with any unrelated third parties.

Partnership 2 financed the construction of this distribution facility and related addition through the sale of a total of $24,000,000 of industrial development bonds in 1990 and 1994. Quarterly interest and annual principal payments are required through maturity in August 2015. The Partnership 2 industrial development bonds are collateralized by the distribution facility and require us to maintain certain financial covenants. As of January 30, 2005, $14,659,000 was outstanding under the Partnership 2 industrial development bonds.

The operating lease for this distribution facility requires us to pay annual rent of approximately $2,600,000, plus applicable taxes, insurance and maintenance expenses. This operating lease has a term of 15 years expiring in August 2006, with three optional five-year renewal periods. We are, however, obligated to renew the lease until the bonds are fully repaid.

As of February 1, 2004, the Company adopted Financial Accounting Standards Board Interpretation No. (“FIN”) 46R, which requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. The two partnerships described above qualify as variable interest entities under FIN 46R due to their related party relationship and our obligation to renew the leases until the bonds are fully repaid. Accordingly, the two related party variable interest entity partnerships from which we lease our Memphis-based distribution facilities were consolidated by us as of February 1, 2004. As of January 30, 2005, the consolidation had resulted in increases to our consolidated balance sheet of $18,882,000 in assets (primarily buildings), $17,000,000 in long-term debt, and $1,882,000 in other long-term liabilities. Consolidation of these partnerships did not have an impact on our net income. However, the interest expense associated with the partnerships’ long-term debt, shown as occupancy expense in fiscal 2003, is now recorded as interest expense. In fiscal 2004, this interest expense approximated $1,525,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our stock with the SEC. Based on their filings with the SEC and information provided to us by them, we believe that during fiscal 2004, our directors, officers and more than 10% shareholders complied with all Section 16(a) filing requirements.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

This table sets forth information regarding the ownership of our common stock as of March 22, 2005, by:

•	each person known to us to own more than 5% of our outstanding common stock;

•	each director nominee;

•	the named executive officers; and

•	all current executive officers and directors as a group.

Unless otherwise noted, the persons listed below have sole voting and investment power. In addition, unless otherwise noted, the address of each shareholder noted in the following table is c/o Williams-Sonoma, Inc., 3250 Van Ness Avenue, San Francisco, California 94109. Information regarding our non-management 5% holders is derived from the most recently available 13G filings. The options to purchase our stock listed below are currently exercisable or are exercisable within 60 days of March 22, 2005.

Name and Address of Beneficial Owner	Position with Company	Amount and Nature of Beneficial Ownership	Options	Percent of Class(1)
James A. McMahan 2237 Colby Avenue Los Angeles, CA 90064	Director Emeritus	11,350,400	84,000	9.9%
W. Howard Lester	Chairman	6,984,721(2)	1,560,000	7.3
Patrick J. Connolly	Director and Executive Vice President, Chief Marketing Officer	804,197(3)	800,000	1.4
Edward A. Mueller	Director and Chief Executive Officer	—	490,000	*
Laura J. Alber	President, Pottery Barn Brands	7,959(4)	333,600	*
Sharon L. McCollam	Executive Vice President, Chief Financial Officer	3,243(5)	202,000	*
Adrian D.P. Bellamy	Director	20,568	156,000	*
Richard T. Robertson	Director	4,400(6)	92,000	*
Michael R. Lynch	Director	—	94,000	*
Jeanne P. Jackson	Director	—	26,000	*
Sanjiv Ahuja	Director	—	26,000	*
Adrian T. Dillon	Director	—	—	*
All current executive officers and directors as a group (14 persons)	—	7,825,469(7)	3,846,520	9.8%

*	Less than 1%.

(1)	Assumes exercise of stock options currently exercisable or exercisable within 60 days of March 22, 2005 by the named individual or entity into shares of our common stock. Based on 115,423,823 shares outstanding as of March 22, 2005.

(2)	Mr. Lester owns $1,268,335 in the Williams-Sonoma, Inc. Stock Fund under our Associate Stock Incentive Plan, a 401(k) plan, as of March 22, 2005. The number of shares listed above includes 34,663 shares held in the Williams-Sonoma, Inc. Stock Fund. This number was calculated by dividing the amount owned in the Williams-Sonoma, Inc. Stock Fund by $36.59, the closing price of Williams-Sonoma, Inc. common stock on March 22, 2005. Mr. Lester is fully vested in the Williams-Sonoma, Inc. Stock Fund.

(3)	Mr. Connolly owns $958,558 in the Williams-Sonoma, Inc. Stock Fund under our Associate Stock Incentive Plan, a 401(k) plan, as of March 22, 2005. The number of shares listed above includes 26,197 shares held in the Williams-Sonoma, Inc. Stock Fund. This number was calculated by dividing the amount owned in the Williams-Sonoma, Inc. Stock Fund by $36.59, the closing price of Williams-Sonoma, Inc. common stock on March 22, 2005. Mr. Connolly is fully vested in the Williams-Sonoma, Inc. Stock Fund.

(4)	Ms. Alber owns $218,029 in the Williams-Sonoma, Inc. Stock Fund under our Associate Stock Incentive Plan, a 401(k) plan, as of March 22, 2005. The number of shares listed above includes 5,959 shares held in the Williams-Sonoma, Inc. Stock Fund. This number was calculated by dividing the amount owned in the Williams-Sonoma, Inc. Stock Fund by $36.59, the closing price of Williams-Sonoma, Inc. common stock on March 22, 2005. Ms. Alber is fully vested in the Williams-Sonoma, Inc. Stock Fund.

(5)	Ms. McCollam owns $104,028 in the Williams-Sonoma, Inc. Stock Fund under our Associate Stock Incentive Plan, a 401(k) plan, as of March 22, 2005. The number of shares listed above includes 2,843 shares held in the Williams-Sonoma, Inc. Stock Fund. This number was calculated by dividing the amount owned in the Williams-Sonoma, Inc. Stock Fund by $36.59, the closing price of Williams-Sonoma, Inc. common stock on March 22, 2005. Ms. McCollam is fully vested in the Williams-Sonoma, Inc. Stock Fund.

(6)	Includes 4,400 shares owned by Mr. Robertson’s wife.

(7)	The directors and officers as a group own $2,562,891 in the Williams-Sonoma, Inc. Stock Fund under our Associate Stock Incentive Plan, a 401(k) plan, as of March 22, 2005. The number of shares listed above includes 70,043 shares held in the Williams-Sonoma, Inc. Stock Fund. This number was calculated by dividing the amount owned in the Williams-Sonoma, Inc. Stock Fund by $36.59, the closing price of Williams-Sonoma, Inc. common stock on March 22, 2005. Of the 70,043 shares, 107 are unvested and will fully vest by June 4, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding securities authorized for issuance under our equity compensation plans as of January 30, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	9,630,214	$19.45	3,851,191
Equity compensation plans not approved by security holders(2)	1,470,213	16.65	453,231
Total	11,100,427	19.08	4,304,422

(1)	This reflects our 1993 Stock Option Plan and 2001 Long-Term Incentive Plan.
(2)	This reflects our 2000 Nonqualified Stock Option Plan.

2000 Nonqualified Stock Option Plan

In July 2000, our Compensation Committee approved the 2000 Nonqualified Stock Option Plan, or the 2000 Plan. The 2000 Plan provides for the grant of nonqualified stock options to employees who are not officers or members of our Board, and persons who have accepted employment and actually become employees within 120 days of such acceptance. The plan administrator determines when options granted under the 2000 Plan may be exercised, except that no options may be exercised less than six months after grant, except in the case of the death or disability of the optionee. Options granted under the 2000 Plan have an exercise price equal to 100% of the fair market value of the shares underlying the option on the date of grant. The 2000 Plan permits options to be exercised with cash, check, certain other shares of our common stock, consideration received by us under “cashless exercise” programs or, if permitted by the plan administrator, promissory notes. In the event that we dissolve, liquidate, reorganize, merge or consolidate with one or more corporations as a result of which we are not the surviving corporation, or we sell substantially all of our assets or more than 80% of our then-outstanding stock, the 2000 Plan provides that the plan administrator will provide for one or more of the following: (i) each outstanding option will fully vest and become exercisable; (ii) the successor will assume or substitute for the options; (iii) the 2000 Plan will continue; or (iv) each outstanding option will be exchanged for a payment in cash or shares equal to the excess of the fair market value of our common stock over the exercise price. There are 3,000,000 shares of common stock reserved under the 2000 Plan, and 453,231 shares remain available for future issuance.

SHAREHOLDER PROPOSALS

How can shareholders submit a proposal for inclusion in our Proxy Statement for the 2006 Annual Meeting?

To be included in our Proxy Statement for the 2006 Annual Meeting, shareholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and be received by our Secretary at our principal executive offices no later than December 21, 2005.

How can shareholders submit proposals to be raised at the 2006 Annual Meeting that will not be included in our Proxy Statement for the 2006 Annual Meeting?

To be raised at the 2006 Annual Meeting, shareholder proposals must comply with our Restated Bylaws. Under our Restated Bylaws, a shareholder must give advance notice to our Secretary of any business, including nominations of directors for our Board, that the shareholder wishes to raise at our Annual Meeting. To be timely, the notice must be received by our Secretary not less than 45 days or more than 75 days prior to the first anniversary of the date of the mailing of proxy materials for the preceding year’s Annual Meeting. Since this Proxy Statement is being mailed to you on or about April 20, 2005, shareholder proposals must be received by our Secretary at our principal executive offices between February 4, 2006 and March 6, 2006, in order to be raised at our 2006 Annual Meeting.

What if the date of the 2006 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting?

Under Rule 14a-8 of the Securities Exchange Act of 1934, if the date of the 2006 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, shareholder proposals must be received by us within a reasonable time before our solicitation is made to be included in our Proxy Statement.

Under our Restated Bylaws, if the date of the 2006 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, shareholder proposals to be brought before the 2006 Annual Meeting must be delivered not later than the close of business on the later of the 90th day prior to the 2006 Annual Meeting and the 10th day following the day on which public announcement of the date of such meeting is first made by us.

What if the number of directors to be elected to our Board is increased?

In the event that the number of directors to be elected to our Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board at least 55 days prior to the anniversary date of this year’s Annual Meeting, or March 24, 2006, a notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered no later than the close of business on the 10th day following the day on which we first make such public announcement.

Does a shareholder proposal require specific information?

With respect to a shareholder’s nomination of a candidate for our Board, the shareholder notice to the Secretary must contain certain information as set forth in our Restated Bylaws and our Nominations and Corporate Governance Committee Report about both the nominee and the shareholder making the nomination. With respect to any other business that the shareholder proposes, the shareholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Restated Bylaws.

What happens if we receive a shareholder proposal that is not in compliance with the time frames described above?

If we receive notice of a matter to come before the 2006 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before the Annual Meeting. If such matter is brought before the Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders discretionary authority to vote on such matter.

Where should shareholder proposals be sent?

Shareholder proposals should be sent to: Secretary, Williams-Sonoma, Inc., 3250 Van Ness Avenue, San Francisco, California 94109.

PERFORMANCE GRAPH

This graph compares the cumulative total shareholder return for our common stock with those for the CRSP Index for the NYSE and the CRSP Index for the NASDAQ Retail Trade Stocks, our peer index group. Our peer group includes over 150 companies. The cumulative total return listed below assumed an initial investment of $100 and reinvestment of dividends. The graph shows historical stock price performance, including reinvestment of dividends, and is not necessarily indicative of future performance.

Comparison of Five-Year Cumulative Total Returns of Williams-Sonoma, Inc.

CRSP* Index for the NYSE (U.S. Companies) and

CRSP Index for NASDAQ Retail Trade Stocks

■	Williams-Sonoma, Inc.
«	NYSE (U.S. Companies)
NASDAQ Retail Trade Stocks

	1/30/00	1/28/01	2/03/02	2/02/03	2/01/04	1/30/05
Williams-Sonoma, Inc.	100.0	80.8	142.2	150.3	203.9	219.2
NYSE Stock Market	100.0	110.6	100.3	81.7	109.4	118.0
NASDAQ Retail Trade	100.0	73.2	91.6	74.5	109.3	130.8

Notes:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.	The indices are re-weighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.00 on 1/30/00.

*	Center for Research in Security Prices, University of Chicago Graduate School of Business.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K, including the financial statements for fiscal 2004 as filed with the SEC, is available at our website at www.williams-sonomainc.com and upon written request and without charge to any shareholder by writing to: Secretary, Williams-Sonoma, Inc., 3250 Van Ness Avenue, San Francisco, California 94109.

San Francisco, California

April 20, 2005

EXHIBIT A

WILLIAMS-SONOMA, INC.

2001 INCENTIVE BONUS PLAN

as amended and restated

1.            Adoption, Name and Effective Date. The Williams-Sonoma, Inc. (the “Company”) 2001 Incentive Bonus Plan (this “Plan”) was originally effective as of January 24, 2001, and first applied for the Company’s fiscal year ending February 3, 2002. This amendment and restatement of this Plan first becomes effective as of January 25, 2006.

2.            Purpose. The purpose of this Plan is to provide additional compensation as an incentive to executive officers to attain certain specified performance objectives of the Company and to help ensure the continued availability of their full-time or part-time services to the Company and its subsidiary and affiliated corporations. This Plan is also intended to qualify as a “performance-based” plan as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (including regulations promulgated thereunder from time to time, the “Code”), and thereby help secure the full deductibility for federal income tax purposes of Plan bonus compensation paid to persons who are “executive officers” of the Company, as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (or any successor rule or regulation), or who are “covered employees” of the Company or its subsidiary or affiliated corporations under Code Section 162(m)(3).

3.            Administrative Committee. This Plan will be administered by a committee (the “Committee”) of the Company’s Board of Directors (the “Board”), consisting entirely of two or more persons who are “outside directors” within the meaning of Section 162(m) of the Code. The Committee is hereby vested with full powers of administration, subject only to the provisions set forth herein.

The Committee shall hold its meetings at such times and places as it may determine, shall keep minutes of its meetings and shall adopt, amend or revoke such rules and procedures as it deems proper for the administration of this Plan; provided, however, that it shall take action only upon the agreement of a majority of the whole Committee. Any action that the Committee takes through a written instrument signed by a majority of its members shall be effective as though it had been taken at a meeting duly called and held. The Committee shall report all actions taken by it to the Board.

The Committee shall have the full and final discretion and authority, subject to the provisions of this Plan, to grant awards pursuant to this Plan, to construe and interpret this Plan and to make all other determinations and take all other actions, which it deems necessary or appropriate for the proper administration of this Plan. All such interpretations, actions and determinations shall be conclusively binding for all purposes and upon all persons.

4.            Eligibility. For each Company fiscal year, the participants entitled to share in the benefits of this Plan are persons (collectively, “executives” or “participants”) who are “executive officers” of the Company, as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (or any successor rule or regulation), or who are “covered employees” of the Company or its subsidiary or affiliated corporations under Section 162(m)(3) of the Code (collectively, the “Covered Employees”). Except as provided in Section 6.4, an executive whose employment or service relationship with the Company is terminated for any reason prior to the end of any award period will not be entitled to participate in this Plan or receive any benefits with respect to any later fiscal year, unless he or she again becomes eligible to participate in this Plan under the first sentence of this Section 4.

5.            Determination of Awards; Award Limits.

5.1            Performance Measures for Determination of Awards. The Committee in its discretion shall establish, for each participant in this Plan and for each performance award period, a performance award opportunity based upon the achievement of a specified goal relating to the following measures (singly or in combination): annual revenue; earnings per share; earnings per share prior to accounting for payment of annual bonuses (including annual bonuses paid outside of this Plan); earnings before interest, taxes, depreciation and amortization; before-tax or after-tax net profits; cash position; operating cash flow; return on assets; return on equity; return on sales or total shareholder return. The Committee may establish the goal (except with respect to total shareholder return) relating to Company performance or to the performance of a business unit, product lines or specific markets. The Committee shall appropriately adjust any evaluation of performance under a performance goal to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to shareholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results.

5.2            Award Limits. The maximum award under this Plan for each award period to any participant shall not exceed the lesser of (i) $3,000,000 or (ii) 300% of such participant’s annual base salary in effect on the first day of the first fiscal year of such award period, multiplied by the number of complete or partial fiscal years in such award period. Each performance goal established under this Plan shall be established by the Committee not later than the earlier of the date which is 90 days after the first day of the performance award period, or the date on which 25% of the award period has elapsed.

5.3            Determination of Amount of Individual Awards. For each award period, each participant who is or may be a Covered Employee for such award period shall receive an award equal to the specific amount (subject to decrease as provided in this Section 5.3) determined strictly under the performance goals established pursuant to Section 5.1. The Committee shall not have the discretion to increase, but shall have the discretion to decrease, any award determined in accordance with this Plan. The reduction in any participant’s award for any award period as a result of the Committee’s exercise of such discretion shall not increase the amount of an award to any other participant (through reallocation of unutilized awards or otherwise) with respect to such award period.

6.            Award Periods; Payment of Awards.

6.1            Award Periods. All awards shall be made on the basis of an award period, which shall consist of one or more fiscal years of the Company, or one or more quarters thereof. The award period may be different for different awards.

6.2            Committee Certifications. As a condition precedent to the payment of any award, the Committee shall certify, following the end of the award period, that the objective performance goal for the award has been satisfied. The Committee shall make such determination by means of a written resolution or certification of the Committee that is maintained in the minute book of the Company.

6.3            Payment of Awards. Awards under this Plan will be paid in cash, reasonably promptly following the conclusion of the award period and the certification of the Committee as set forth in Section 6.2, but in no event later than three months after the conclusion of the fiscal year of the Company in which or with which the award period ends. All awards under this Plan will be subject to withholding for applicable employment and income taxes.

6.4            Termination of Employment. An award that would otherwise be payable to a participant who is not employed by the Company on the last day of an award period will not be paid (or will not be granted, as the case may be), except that, on the grant of an award, the Committee may specify that the award will be paid (or will be granted, as the case may be) in full or on a prorated basis in the event that, before the end of such award period, the participant dies, becomes “disabled,” retires in accordance with the Company’s policies, is involuntarily terminated by the Company without “cause,” or voluntarily terminates his or her employment with the Company for “good reason,” or if a “change in control” of the Company occurs. For purposes of this Section 6.4, the terms “cause,” “good reason,” and “change in control” shall be as defined in the participant’s employment agreement with the Company, or, if not so defined, shall be defined in writing by the Committee at the time of the grant of the award. In the event that an award is paid pursuant to this Section 6.4, then the award shall not constitute performance-based compensation under Code Section 162(m).

7.            Nonassignment. The interest of any participant in this Plan is not assignable either by voluntary or involuntary assignment or operation of law (except that, in the event of death, earned and unpaid amounts shall be payable to the legal successor of a participant).

8.            Indemnification. No employee, member of the Committee or director of the Company will have any liability for any decision or action if made or done in good faith, nor for any error or miscalculation unless such error or miscalculation is the result of his or her fraud or deliberate disregard of any provisions of this Plan. The Company will indemnify each director, member of the Committee and any employee acting in good faith pursuant to the Plan against any loss or expense arising therefrom.

9.            Amendment, Suspension or Termination. The Board may from time to time amend, suspend or terminate, in whole or in part, any or all the provisions of this Plan; provided, however, that no such action shall adversely affect the right of any participant with respect to any award of which he or she may have become entitled to payment hereunder prior to the effective date of such amendment, suspension or termination. In particular, but without limitation, the Board shall have the authority to amend or modify this Plan from time to time in order to reflect amendments to or regulations promulgated under Section 162(m) of the Code. Notwithstanding the foregoing, in the event that any amendment or other modification of or to this Plan raises the limits set forth in Section 5.2 or requires stockholder approval in order to continue the compliance of this Plan as a “performance-based” plan under Section 162(m) of the Code, such amendment or modification shall be contingent on the receipt of stockholder approval.

10.            Limitations; Participation in Other Plans. This Plan is not to be construed as constituting a contract of employment or for services. Nothing contained herein will affect or impair the Company’s right to terminate the employment or other contract for services of a participant hereunder, with or without cause or notice, or entitle a participant to receive any particular level of compensation. The Company’s obligation hereunder to make awards merely constitutes the unsecured promise of the Company to make such awards from its general assets, and no participant hereunder will have any interest in, or a lien or prior claim upon, any property of the Company. Nothing herein nor the participation by any participant shall limit the ability of such participant to participate in any other compensatory plan or arrangement of the Company, or to receive a bonus from the Company other than under this Plan.

11.            Governing Law. The terms of this Plan will be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflict of laws.

12.            Term. This Plan shall continue in place until the fifth anniversary of the effective date of the amendment and restatement of the Plan, which date shall be January 25, 2011, unless earlier terminated by the Board as provided in Section 9 or re-approved by the Company’s shareholders at or before such meeting. No awards shall be paid under this Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of this Plan are disclosed to the Company’s shareholders and are approved by the shareholders by a majority of votes cast in person or by proxy.

WILLIAMS-SONOMA, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 18, 2005 9:00 a.m. (PDT)

Williams-Sonoma, Inc. 3250 Van Ness Avenue San Francisco, California 94109

Williams-Sonoma, Inc. 3250 Van Ness Avenue

San Francisco, California 94109

This Proxy is solicited on behalf of the Board of Directors.

proxy

The undersigned shareholder of Williams-Sonoma, Inc. (the “Company”) hereby appoints W. Howard Lester and Patrick J. Connolly, and each of them (the “Named Proxies”), with full power of substitution to each, true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all shares of Common Stock of the Company held of record by the undersigned on March 22, 2005, at the 2005 Annual Meeting of Shareholders of the Company, to be held on Wednesday, May 18, 2005, at 9:00 a.m. (Pacific Daylight Time) at 3250 Van Ness Avenue, San Francisco, California 94109, and any adjournments or postponements thereof.

This Proxy when properly signed will be voted in the manner directed on this Proxy by the undersigned. If no direction is made, this Proxy will be voted “FOR” the election of the named directors, “FOR” Proposal 2 and “FOR” Proposal 3.

(Please date and sign on reverse side.)

COMPANY #

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - TOLL FREE - 1-800-560-1965 - QUICK *** EASY *** IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until noon (PDT) on May 17, 2005.

o Please have your proxy card and the last four digits of your U.S. Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET - http://www.eproxy.com/wsm/ - QUICK *** EASY *** IMMEDIATE

o Use the Internet to vote your proxy 24 hours a day, 7 days a week, until noon (PDT) on May 17, 2005.

o Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope that we have provided or return it to Williams-Sonoma, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

Please detach here

The Board of Directors recommends a Vote “FOR” the election of the named directors and “FOR” Items 2 and 3.

1. Election of Directors: 01 W. Howard Lester 04 Adrian D.P. Bellamy 07 Jeanne P. Jackson

02 Edward A. Mueller 05 Patrick J. Connolly 08 Michael R. Lynch

03 Sanjiv Ahuja 06 Adrian T. Dillon 09 Richard T. Robertson

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. The amendment and restatement of the Williams-Sonoma, Inc. 2001 Incentive Bonus Plan so that we may continue to use the 2001 Incentive Bonus Plan to achieve the Company’s goals and continue to receive a federal income tax deduction for certain compensation paid under the 2001 Incentive Bonus Plan.

3. Ratification of of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2006.

? Vote FOR ??Vote WITHHELD all nominees from all nominees (except as marked)

? For ??Against ??Abstain

? For ??Against ??Abstain

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION “FOR” THE ELECTION OF THE NAMED DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO THE DATE SPECIFIED IN THE PROXY.

Address Change? Mark box. ?

Indicate changes below.

NOTE: When stock has been issued in the name of two or more persons, all should sign. When signing as attorney, administrator, trustee or guardian, give full title as such. A corporation should have the proxy signed by its president or other authorized officer, with the office held designated. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement and Annual Report for the 2004 fiscal year furnished herewith. Date_____________________________________________________, 2005

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy and return it in the enclosed envelope.